As filed with the Securities and Exchange Commission on November 16, 2007

 Registration No. 333-126934

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to Form S-1 Registration Statement on

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BPZ Resources, Inc.

(Exact name of registrant as specified in its charter)

Texas	1311	33-0502730
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

580 Westlake Park Blvd., Suite 525

Houston, Texas 77079

(281) 556-6200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Manuel Pablo Zúñiga-Pflücker

President and CEO

580 Westlake Park Blvd., Suite 525

Houston, Texas 77079

(281) 556-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark W. Coffin

Adams and Reese, LLP

4400 One Houston Center

1221 McKinney Street

Houston, Texas 77010

(713) 652-5151

Approximate date of commencement of proposed offering to the public:

As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee (9)
Common Stock, no par value per share	11,466,000		$5.07	(1)	$58,132,620	$6,842
Common Stock, no par value per share	7,007,899		$5.25	(2)	$36,791,469	$3,937
Common Stock, no par value per share	102,044		$4.00	(3)	$408,176	$44
Common Stock, no par value per share	3,409,616		$4.27	(4)	$14,559,060	$1,558
Common Stock, no par value per share	924,950		$4.15	(5)	$3,838,543	$411
Common Stock, no par value per share	6,500,000		$4.10	(6)	$25,650,000	$2,852
Common Stock, no par value per share	6,670,000		$6.34	(7)	$42,287,800	$1,299
Common Stock, no par value per share	500,000		$5.80	(8)	$2,900,000	$90
Total	36,580,509	(9)			$184,567,668	$17,033

(1)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended and based on the average of the high and low sales prices of our common stock reported on the OTC Bulletin Board on July 22, 2005.

(2)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(i) under the Securities Act of 1933, as amended and based on the average of the high and low sales prices of our common stock reported on the Pink Sheets on September 21, 2006.

(3)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(i) under the Security Act of 1933 as amended and based on the average of the high and low sales prices of our common stock reported on the OTC Bulletin Board on October 13, 2006.

(4)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended and based on the average of the high and low sales prices of our common stock reported on the Pink Sheets on November 27, 2006.

(5)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended and based on the average of the high and low sales prices of our common stock reported on the Pink Sheets on December 4, 2006.

(6)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended and based on the average of the high and low sales prices of our common stock reported on the American Stock Exchange on February 2, 2007.

(7)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended and based on the average of the high and low sales prices of our common stock reported on the American Stock Exchange on May 29, 2007.

(8)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended and based on the average of the high and low sales prices of our common stock reported on the American Stock Exchange on June 12, 2007.

(9)           The filing fee of $10,823 was previously paid in connection with and at the time of the original filing of this Registration Statement relating to 18,575,943 shares. Pursuant to Rule 429, this table also includes (i) 4,334,566 shares previously registered on the Company’s Registration Statement No. 333-139039 on Form S-1, (ii) 7,170,000 shares previously registered on the Company’s Registration Statement No. 333-143443 on Form S-1, and (iii) 6,500,000 shares previously registered on the Company’s Registration Statement No. 333-140526 on Form S-1. The remaining $1,969, $1,389 and $2,852 of the filing fee was previously paid in connection the registration of such shares, respectively. As of the date of filing this Registration Statement, the amount of unsold securities under this Registration Statement, Registration Statement No. 333-139039, Registration Statement No. 333-143443 and Registration Statement No. 333-140526 is 29,622,133 shares of Common Stock.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement is a combined prospectus relating also to Registration Statement No. 333-139039, and Registration Statement No. 333-140526 and Registration Statement No. 333-143443 previously filed by the registrant on Forms S-1 and declared effective on December 15, 2006, April 17, 2007 and June 20, 2007, respectively. This Registration Statement, upon effectiveness, also constitutes Post-Effective Amendment No. 2 to Registration Statement No. 333-139039 and Post-Effective Amendment No. 1 to Registration Statement No. 333-140526 and Registration Statement No. 333-143443, and such post-effective amendments shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

On October 11, 2007, BPZ Energy, Inc., a Colorado corporation, formerly named Navidec, Inc. (the “Predecessor Registrant”), completed a reincorporation to the State of Texas pursuant to the Plan of Conversion as approved by the shareholders at the 2007 annual meeting of shareholders held on August 17, 2007. The filings with the Secretary of State of Texas also included a change of the company’s name from BPZ Energy, Inc. to BPZ Resources, Inc., as part of an ongoing review of certain internal reorganizational matters related to the Company’s international tax planning and corporate structure. The Company continues to use the name BPZ Energy, Inc. as a D/B/A (“doing business as”) in its regular business operations.

This Post Effective Amendment No. 2 to Form S-1 Registration Statement on Form S-3 (File No. 333-126934) is being filed by BPZ Resources, Inc., a Texas corporation (the “Registrant”) pursuant to Rule 414 under the Securities Act of 1933, as amended, as the successor to Predecessor Registrant following the reincorporation. In accordance with Rule 414(d) under the Securities Act, the Registrant, as the successor to Predecessor Registrant, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Moreover, the Registrant amends and restates the items of the registration statement as set forth in this prospectus and registration statement for the purpose of reflecting material changes resulting from the reincorporation.

Subject to Completion, dated                    , 2007

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

BPZ RESOURCES, INC.

580 Westlake Park Boulevard, Suite 525

Houston, Texas 77079

(281) 556-6200

29,622,133 Shares of Common Stock

We are registering 29,622,133 shares of our common stock, all of which are being offered by the security holders listed under the heading “Selling Security Holders.” We will not receive any of the proceeds from the sales of common stock by the selling security holders. The selling security holders may sell their shares at prevailing market prices or privately negotiated prices. Our Common Stock was approved for listing on the American Stock Exchange (“AMEX”), under the symbol “BZP”, and trading commenced on January 12, 2007. As of November 12, 2007, the closing sale price of our common stock as reported on AMEX was $10.28 per share.

Investing in our securities involves a high degree of risks. See “Risk Factors” beginning on page 2 to read about factors you should consider before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2007

Table of Contents

PROSPECTUS SUMMARY
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
Consent of Johnson, Miller & Co., CPA’s PC

You should rely only on information contained in this prospectus and any prospectus supplement and those documents incorporated by reference herein. We have not authorized anyone else to provide you with different information. Neither we nor the selling security holders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

PROSPECTUS SUMMARY

This is only a summary and does not contain all the information that may be important to you. You should carefully read the more detailed information contained in this prospectus and any applicable prospectus supplement, together with the additional information described in this prospectus under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.” Unless the context requires otherwise, references in this prospectus to “we,” “us,” “our,” “BPZ” and “the Company” refer to BPZ Resources, Inc., a Texas corporation, and our subsidiaries.

Overview of the Company

BPZ Resources, Inc., a Texas corporation, is based in Houston, Texas with offices in Lima, Peru and Quito, Ecuador. We are an exploratory stage company focused on the exploration and production of oil and natural gas in Peru and Ecuador. We also intend to utilize part of our future natural gas production for the complementary development of gas-fired power generation.

We maintain a registered wholly owned subsidiary in Peru through our wholly owned subsidiary BPZ Energy, Inc., a Texas corporation (“BPZ – Texas”). Currently, we have exclusive rights and license agreements for oil and gas exploration and production covering a total of approximately 2.4 million acres in northwest Peru. Our license contracts cover 100% ownership of both Block Z-1 (739,205 acres) and Block XIX (472,860 acres). The Block Z-1 contract was signed in November 2001, and the Block XIX contract was signed in December 2003. Our license contracts provide for an initial exploration period of seven to thirteen years and seven to ten years, respectively, and require that we conduct specified activities on the properties during this period. If the exploration activities are successful, the total contract term can extend up to 30 years for oil exploration and production and up to 40 years for gas exploration and production. We have presented all necessary documentation requested by Perupetro in order to become the qualified operator under a license contract for Block XXII (948,000 acres, referred to as Area VI in previous filings), which we previously held under a Technical Evaluation Agreement. Subsequently, in March 2006, we were notified by Perupetro that we qualified as an operator for Block XXII. In July 2006, Perupetro officially informed us that our proposal for the 248,000 acre Block XXIII, located onshore in northwest Peru between our Blocks Z-1 and XIX, was the winning bid in their recent license tender process. On September 20, 2007, we were officially notified by Perupetro that we also qualified as an operator for Block XXIII. We have been informed that the license contracts for both blocks XXII and XXIII have been approved by the Board of Directors of Perupetro and we are now waiting for the Supreme Decree to be issued which authorizes the signature for both license contracts. We anticipate both license contracts will be signed in mid November 2007.

In addition, through our wholly owned subsidiary, SMC Ecuador Inc., a Delaware corporation, and its registered branch in Ecuador, we own a 10% non-operated working interest in an oil and gas producing property, Block 2, located in the southwest region of Ecuador (the “Santa Elena Property”). The license agreement covering the property extends through May 2016.

Company Offices

Our principle executive offices are located at 580 Westlake Park Boulevard, Suite 525, Houston, Texas 77079 and our telephone number is (281) 556-6200. Our website address is www.bpzenergy.com. Information contained on our website does not constitute part of this prospectus.

Key Terms of the Offering

By means of this prospectus, a number of our security holders are offering to sell up to an aggregate of 29,622,133 shares of common stock that they own or may acquire. We will not receive any of the proceeds from the sales of shares by these selling security holders. We will pay for the cost of registering the shares of common stock being offered under this prospectus (the “Offering”).

RISK FACTORS

The purchase of our common stock is a substantial transaction involving a high degree of risk. Prior to making an investment decision, you should carefully consider, together with the other information contained in this prospectus, the following risk factors.

Investors should assume that if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to the Oil and Natural Gas Industry, the Power Industry, and Our Business.

We have a limited operating history and have only engaged in start-up activities. Although BPZ-Texas was formed in 2001, we are in the exploratory stage because we have not had significant business operations since formation and have generated no revenues from the production of oil or gas from our properties. We are also subject to all of the risks inherent in attempting to expand a relatively new business venture. Such risks include, but are not limited to, the possible inability to profitably operate our existing properties or properties to be acquired in the future, our possible inability to fully fund the development requirements of such properties and our possible inability to acquire additional properties that will have a positive effect on our operations. We can provide no assurance that we will achieve a level of profitability that will provide a return on invested capital or that will result in an increase in the market value of our securities. The experience of our management team has primarily been in the oil and natural gas exploration and production industry and we have limited experience in the power generation business. We are initially relying on consultants and outside engineering and technical firms to provide the expertise to plan and execute the power generation aspects of our strategy and we have not yet hired all necessary full-time employees to manage this line of business. Accordingly, we are subject to the risk that because of these factors and other general business risks noted throughout these “Risk Factors,” we may not be able to profitably execute our power generation strategy.

We own rights to oil and gas properties that have not yet been developed. We own rights to oil and gas properties that have limited or no development. There are no guarantees that our properties will be developed profitably or that the potential oil and gas resources on the property will produce as expected if they are developed.

We require additional financing for the exploration and development of our foreign oil and gas properties and the construction of our proposed power generation facility, pipeline and gas processing facility. We have not generated any revenues from operations to date. Since the merger with Navidec, Inc. (“Navidec”) on September 10, 2004 (the “Merger”) we have funded our operations with the net proceeds from an aggregate of $117 million in several private placements of our common stock. With these funds we have begun to implement our plans to develop our existing oil and gas properties, but we will need significant additional financing to fully implement our plan of operation. If we are unable to timely obtain adequate funds to finance our exploration and development, our ability to develop our oil and natural gas reserves may be limited or substantially delayed. Such limitations or delays could result in the potential loss of our oil and gas properties if we were unable to meet our obligations under the license agreements, which could, in turn, limit our ability to repay our debts. Inability to timely obtain funds also could cause us to delay, scale back or abandon our plans for construction of our power generation facility, pipelines, and gas processing facility.

We anticipate that future amounts required to fund our foreign activities will be obtained through debt financing, sale of additional equity interests, joint venture arrangements, the sale of oil and gas interests, and/or future cash flows from operations. However, adequate funds may not be available when needed or may not be available on favorable terms. The exact nature and terms of such funding sources are unknown at this time, and there can be no assurance that we will obtain such funding or have adequate funding available to finance our future operations.

Our future operating revenue is dependent upon the performance of our properties. Our future operating revenue depends upon our ability to profitably operate our existing properties by drilling and completing wells that produce commercial quantities of oil and gas and our ability to expand our operations through the successful implementation of our plans to explore and acquire additional properties. The successful development of oil and gas properties requires an assessment of potential recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact. There can be no assurance that once in operation we can produce sufficient revenue to operate our existing properties or acquire additional oil and gas producing properties and leases. We may not discover or successfully produce any recoverable reserves, or we may not be able to make a profit from the reserves that we may discover. In the event that we are unable to produce sufficient operating revenue to fund our future operations, we will be forced to seek additional, third-party funding, if such funding can be obtained. Such options would possibly include debt financing, sale of equity interests in the Company, joint venture arrangements, or the sale of oil and gas interests. If we are unable to secure such financing on a timely basis, we could be required to delay or scale back our operations. If such unavailability of funds continued for an extended period of time, this could result in the termination of our operations and the loss of an investor’s entire investment.

Our business involves many uncertainties and operating risks that may prevent us from realizing profits and can cause substantial losses. Our exploration and production activities may be unsuccessful for many reasons, including weather, the drilling of dry holes, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well will not ensure we will realize a profit on our investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economical. Our business involves a variety of operating risks, including:

•      fires;

•      explosions;

•      blow-outs and surface cratering;

•      uncontrollable flows of natural gas, oil and formation water;

•      natural disasters, such as hurricanes and other adverse weather conditions;

•      pipe, cement, subsea well or pipeline failures;

•      casing collapses;

•      mechanical difficulties, such as lost or stuck oil field drilling and service tools;

•      abnormally pressured formations;

•      environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If we experience any of these problems, any well bores, platforms, gathering systems and processing facilities could be affected, which could adversely affect any drilling operations we may commence. We could also incur substantial losses as a result of:

•      environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

•      injury or loss of life;

•      severe damage to and destruction of property, natural resources and equipment;

•      pollution and other environmental damage;

•      clean-up responsibilities;

•      regulatory investigation and penalties;

•      suspension of our operations; and

•      repairs to resume operations.

If any of these risks occur, and our resulting losses are significant, we may have to curtail or suspend any drilling or production operations.

We plan to conduct offshore exploration, exploitation and production operations off the coast of northwest Peru, all of which are also subject to a variety of operating risks peculiar to the marine environment. Such risks include capsizing, collisions and damage or loss from adverse weather conditions or interference from commercial fishing activities. These conditions can cause substantial damage to our facilities, tankers and barges, as well as interrupt operations. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for exploration, exploitation and acquisitions or result in loss of equipment and properties.

Disruption of services provided by our barges and tankers could temporarily impair our operations. We depend on our deck barge BPZ-01 to transport equipment to our offshore platforms and to act as a tender for our offshore drilling operations in Block Z-1. In addition, we have two barges under capital lease to use as floating production and storage facility  and transport barges in our anticipated oil production operations, and we have two Peruvian Navy tankers under short-term lease to assist in the transport of oil from our offshore platforms. These barges and tankers are an important element in our strategy to control drilling, storage and transportation costs by allowing the use of existing platforms and avoiding the use of high-priced ships or barges. Any disruption or delay of the services provided by our barges or tankers because of adverse weather conditions, accidents, mechanical failures, insufficient personnel or other events could temporarily impair our operations, delay implementation of our business plan, and increase our costs. In addition, our insurance may not be adequate to cover any resulting losses.

Construction and operation of power generation and gas processing facilities and pipelines involve significant risks that cannot always be covered by insurance or contractual protections. The construction of power generation and gas processing facilities and pipelines involve many risks, including:

•      supply interruptions,

•      work stoppages,

•      labor disputes,

•      social unrest,

•      inability to negotiate acceptable construction, supply or other contracts,

•      inability to obtain required governmental permits and approvals,

•      weather interferences,

•      unforeseen engineering, environmental and geological problems, and

•      unanticipated cost overruns.

The ongoing construction and future operation of these facilities involves all of the risks described above, in addition to risks relating to the breakdown or failure of equipment or processes and performances below expected levels of output or efficiency. We intend to maintain commercially reasonable levels of insurance where such insurance is available and cost-effective, obtain warranties from vendors and obligate contractors to meet certain performance levels. However, the coverage or proceeds of any such insurance, warranties or performance guarantees may not be adequate to cover lost revenues or increased expenses. Any of these risks could cause us to operate below expected capacity levels, which in turn could result in lost revenues, increased expense and higher maintenance costs.

Our success depends on the existence and growth of markets for natural gas and electricity in Peru and Ecuador. Peru has a relatively well-developed and stable market for electricity, while the power market in Ecuador is not as well-developed or stable. Both countries rely on hydro-electric generating capacity for a significant portion of their power demand. Hydro plants are much less expensive to operate than plants that utilize natural gas, but they are subject to variable output based on rainfall and reservoir levels. The majority of the non-hydro, or thermal, power capacity in both countries consists of generating plants that utilize diesel or fuel oil, which are significantly more costly than natural gas at this time. Both countries have natural gas reserves and production, but neither has a well-developed natural gas infrastructure. Our immediate business plan relies on the continued stability of the power market in Peru (and Ecuador for the purpose of gas sales to third-party power producers in Ecuador), and our longer-term plans depend on the further development of the electricity market in Ecuador. We are subject to the risks that relatively more favorable business conditions for hydro plants or other competitive issues may adversely affect the demand and prices for the electricity that we expect to produce. We are also subject to the risks associated with potential disruptions or changes to regulations of the natural gas or power markets in these countries. Although we plan to enter into long-term contracts to sell a significant part of our future power production, there can be no assurance that we will be successful in obtaining such contracts or that they will be on favorable terms. We will also be subject to the general commercial issues related to being in the power business, including the credit-worthiness of, and collections from future customers and the ability to profitably operate our future power plants.

The geographic concentration of our properties in northwest Peru and southwest Ecuador subjects us to an increased risk of loss of revenue or curtailment of production from factors affecting that region specifically. The geographic concentration of our properties in northwest Peru and southwest Ecuador and adjacent waters means that some or all of our properties could be affected by the same event should that region, for example, experience:

•      severe weather (such as the effects of “El Niño,” which can cause excessive rainfall and flooding in Peru and Ecuador);

•      delays or decreases in production, the availability of equipment, facilities or services;

•      delays or decreases in the availability of capacity to transport, gather or process production; or

•      changes in the regulatory environment.

Because all our properties could experience the same conditions at the same time, these conditions could have a relatively greater impact on our results of operations than they might have on other operators who have properties over a wider geographic area.

Our international operations may become unstable. Presently, all of our oil and gas properties are located in South America, specifically Peru and Ecuador. The success and profitability of our international operations may be adversely affected by risks associated with international activities, including economic, labor and social conditions, political instability, tax laws (including host-country export, excise and income taxes and U.S. taxes on foreign operations) and fluctuations in the value of the U.S. dollar versus the local currencies in which oil and gas producing activities may be conducted. This instability in laws, expenses of operations and fluctuations in exchange rates may make our assumptions about the economic viability of our oil and gas properties incorrect. If these assumptions are incorrect, we may not be able to earn sufficient revenue to cover our costs of operations.

Our operations in Peru and Ecuador involve substantial costs and are subject to certain risks because the oil and gas industry in Peru and Ecuador is less developed than in the United States. The oil and gas industries in Peru and Ecuador are not as developed as the oil and gas industry in the United States. As a result, our drilling and development operations in many instances will take longer to complete and may cost more than similar operations in the United States. The availability of technical expertise, specific equipment and supplies may be more limited in Peru and Ecuador than in the United States. Furthermore, once oil and natural gas production is recovered, there are fewer ways to transport it to market for sale. Pipeline and trucking operations are subject to uncertainty and lack of availability. Oil and natural gas pipelines and truck transport travel through miles of territory and are subject to the risk of diversion, destruction or delay. We expect that such factors will continue to subject our international operations to economic and operating risks that companies with domestic operations do not experience.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and exploitation plans on a timely basis and within our budget. Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our exploitation and exploration operations, which could have a material adverse effect on our business, financial condition or results of operations. If the unavailability or high cost of rigs, equipment, supplies or personnel were particularly severe in Peru and Ecuador, we could be materially and adversely affected because our operations and properties are concentrated in those areas.

We are subject to numerous foreign laws and regulations of the oil and natural gas industry that can adversely affect the cost, manner or feasibility of doing business. Our operations are subject to extensive foreign laws and regulations relating to the exploration for and the development, production and transportation of oil and natural gas as well as electrical power generation. Future laws or regulations, any adverse change in the interpretation of existing laws or our failure to comply with existing legal requirements may harm our results of operations and financial condition. We may be required to make large and unanticipated capital expenditures to comply with governmental regulations, such as:

•      work program guarantees and other financial responsibility requirements;

•      taxation;

•      royalty requirements;

•      customer requirements;

•      operational reporting; and

•      safety requirements.

Under these laws and regulations, we could be liable for:

•      personal injuries; and

•      property and natural resource damages; and

•      governmental infringements and sanctions.

If we fail to comply with the terms of certain contracts related to our foreign operations, we could lose our rights under each of those contracts. The terms of each of our contracts with the government of Peru, including our Peruvian license contracts and technical evaluation agreements, require that we perform certain activities, such as seismic interpretations and the drilling of required wells in accordance with those contracts and agreements. Our failure to timely perform those activities as required could result in the loss of our rights under a particular contract or the loss of the amounts we have posted as a guaranty for the performance of such activities, which would likely result in a significant loss to us.

We are subject to complex environmental regulatory and permitting laws and regulations that can adversely affect the cost, manner and feasibility of our planned operations. The exploration for, and the development, production and sale of, oil and gas in South America are subject to extensive environmental laws and regulations. Our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. For example, we are required to obtain an environmental permit or approval from the government in Peru prior to conducting seismic operations, drilling a well or constructing a pipeline in Peruvian territory, including the waters offshore Peru, where we intend to conduct future oil and gas operations. Additionally, recent environmental laws and regulations promulgated in Peru impose substantial restrictions on the use of natural resources, interference with the natural environment, location of facilities, handling and storage of hydrocarbons, use of radioactive material, disposal of waste, emission of noise and other activities. The laws create additional monitoring and reporting obligations in the event of any spillage or unregulated discharge of hydrocarbons. Failure to comply with these laws and regulations also may result in the suspension or termination of our planned drilling operations and subject us to administrative, civil and criminal penalties.

Our current permits and authorizations and our ability to get future permits and authorizations may, over time, be susceptible to increased scrutiny, resulting in increased costs, or delays in receiving appropriate authorizations. In particular, we may experience delays in obtaining permits and authorizations in Peru and Ecuador necessary for our operations. Compliance with these laws and regulations may increase our costs of operations, as well as further restrict our foreign operations. Moreover, these laws and regulations could change in ways that substantially increase our costs. These laws and regulations have changed in the past and have generally imposed more stringent requirements that increase operating costs or require capital expenditures in order to remain in compliance. It is also possible that unanticipated developments could cause us to make environmental expenditures that are significantly higher than those we currently anticipate, thereby increasing our overall costs. Failure to comply with new regulations could cause us to suspend or terminate certain operations or subject us to administrative, civil and criminal penalties. Any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and our ability to implement our plan of operation.

Compliance with, or breach of, laws relating to the discharge of materials into, and the protection of, the environment can be costly and could limit our operations. As an owner or lessee and operator of oil and gas properties in Peru and Ecuador, we are subject to various national, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the owner or lessee under an oil and gas lease for the cost of property damage, oil spills, discharge of hazardous materials, remediation and clean-up resulting from operations, subject the owner or lessee to liability for pollution damages and other environmental damages, and require suspension or cessation of operations in affected areas.

We have established practices for continued compliance with environmental laws and regulations and we believe the costs incurred by these policies and procedures so far have been necessary business costs in the oil and gas industry. However, there is no assurance that changes in or additions to laws or regulations regarding the protection of the environment will not increase such compliance costs, or have a material adverse effect upon our capital expenditures, earnings or competitive position.

Our oil and gas operations involve substantial costs and are subject to various economic risks. Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. The cost and length of time necessary to produce any reserves may be such that it will not be economically viable. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. In addition, the cost and timing of drilling, completing and operating wells is often uncertain. We also face the risk that the oil and/or gas reserves may be less than anticipated, that we will not have sufficient funds to successfully drill on the property, that we will not be able to market the oil and/or gas due to a lack of a market and that fluctuations in the prices of oil and/or gas will make development of those leases uneconomical. This could result in a total loss of our investment.

Competition for oil and natural gas properties and prospects is intense; some of our competitors have larger financial, technical and personnel resources that give them an advantage in evaluating and obtaining properties and prospects. We operate in a highly competitive environment for reviewing prospects, acquiring properties, marketing oil and natural gas and securing trained personnel and equipment. In addition, changes in Peruvian government regulation have enabled multinational and regional companies to enter the Peruvian energy market. We actively compete with other companies in our industry when acquiring new leases or oil and gas properties. Competition in our business activities has increased and will increase further, as existing and new participants expand their activities as a result of these regulatory changes. For example, if several companies are interested in an area, Perupetro may choose to call for bids, either through international competitive biddings or through private bidding processes by invitation, and award the contract to the highest bidder. Many of our competitors possess and employ financial resources that allow them to obtain substantially greater technical and personnel resources than we have. These additional resources can be particularly important in reviewing prospects and purchasing properties. Our competitors may be able to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our competitors may also be able to pay more for productive oil and natural gas properties and exploratory prospects than we are able or willing to pay. On the acquisition opportunities made available to us, we compete with other companies in our industry for properties operated by third parties through a private bidding process, direct negotiations or some combination thereof. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. If we are unable to compete successfully in these areas in the future, our future revenues and growth may be diminished or restricted. The availability of properties for acquisition depends largely on the divesting practices of other oil and natural gas companies, commodity prices, general economic conditions and other factors we cannot control or influence.

The loss of senior management or key technical personnel could adversely affect us. We have engaged certain members of management who have substantial expertise in the type of endeavors we presently conduct. We do not maintain any life insurance against the loss of any of these individuals. To the extent their services become unavailable, we will be required to retain other qualified personnel. There can be no assurance we will be able to recruit and hire qualified persons upon acceptable terms.

Similarly, the oil and gas exploration industry requires the use of personnel with substantial technical expertise. In the event that the services of our current technical personnel become unavailable, we will need to hire qualified personnel to take their place. No assurance can be given that we will be able to recruit and hire such persons on acceptable terms.

Insurance does not cover all risks. Exploration for, and production of, oil and natural gas can be hazardous, involving unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can result in damage to or destruction of wells or production facilities, formations, injury to persons, loss of life, or damage to property or the environment. As a result, we presently maintain insurance coverage in amounts consistent with our business activities and to the extent required by our license contracts. Such coverage includes certain physical damage to the Company’s and third parties’ property, hull and machinery, protection and indemnity, employer’s liability, comprehensive third party general liability, workers compensation and certain pollution and environmental risks. However, we are not fully insured against all risks in all aspects of our business, such as political risk, civil unrest, war, business interruption and reservoir loss or damage. No such insurance coverage can insure for all operational or environmental risks. The occurrence of an event that is not insured or not fully insured could result in losses to us. For example, uninsured environmental damages, property damages or damages related to personal injuries could divert capital needed to implement our plan of operation. If any such uninsured losses are significant, we may have to curtail or suspend our drilling operations until such time as replacement capital is obtained, if ever, and this could have a material impact on our financial position.

A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition, cash flow, liquidity or results of operations as well as our ability to meet our capital expenditure obligations and financial commitments to implement our business plan. Any revenues, cash flow, profitability and future rate of growth we achieve will be greatly dependent upon prevailing prices for oil and gas. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also expected to be dependent on oil and gas prices. Oil and natural gas are commodities, and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, oil and gas prices and markets have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to potentially wide fluctuations in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty, and a variety of additional factors beyond our control. Those factors include:

•      international political conditions (including wars and civil unrest);

•      the domestic and foreign supply of oil and gas;

•      the level of consumer demand;

•      weather conditions;

•      domestic and foreign governmental regulations and other actions;

•      actions taken by the Organization of Petroleum Exporting Countries (OPEC);

•      the price and availability of alternative fuels; and

•      overall economic conditions.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but may also reduce the amount of oil and natural gas we can produce economically, if any. A substantial or extended decline in oil and natural gas prices may materially affect our future business, financial condition, results of operations, liquidity and borrowing capacity, and may require a reduction in the carrying value of our oil and gas properties. While our revenues may increase if prevailing oil and gas prices increase significantly, exploration and production costs and acquisition costs for additional properties and reserves may also increase.

We may not be able to develop a proven reserve base. Our future success will depend upon our ability to find, acquire and develop oil and gas reserves that are economically recoverable. Any reserves we develop will decline as they are produced unless we are able to conduct successful revitalization activities, or are able to acquire properties containing proven reserves, or both. To develop reserves and achieve production, we must implement our development and production programs, identify and produce previously overlooked or by-passed zones and shut-in wells, acquire additional properties or undertake other replacement activities. We can give no assurance that our planned development, revitalization, and acquisition activities will result in significant reserves or that we will have success in discovering and producing reserves at economical exploration and development costs. We may not be able to locate geologically satisfactory property, particularly since we will be competing for such property with other oil and gas companies, most of which have much greater financial resources than we do. Moreover, even if desirable properties are available to us, we may not have sufficient funds with which to acquire them.

Risks Relating to the Offering

Investor profits, if any, may be limited for the near future. In the past, we have never paid a dividend. We do not anticipate paying any dividends in the near future. Accordingly, investors in our common stock may not derive any profits from their investment in us for the foreseeable future, other than through any price appreciation of our common stock that may occur. Further, any appreciation in the price of our common stock may be limited or nonexistent as long as we continue to have operating losses. We have not been profitable and have accumulated deficits during our exploratory stage of operations totaling $53,647,480 through September 30, 2007. To date we have not had any revenue or earnings from operations, and we will continue, in all likelihood, to sustain operating expenses without corresponding revenues until we are able, if ever, to successfully implement our plan of operation.

Additional infusions of capital may have a dilutive effect on existing shareholders. To finance our operations we plan to sell additional shares of our stock. Any additional equity financing that we receive may involve substantial dilution to our then-existing shareholders. Furthermore, we may issue stock to acquire properties, assets, or businesses. In the event that any such shares are issued, the proportionate ownership and voting power of other shareholders will be reduced. In addition, we are authorized to issue up to 25,000,000 shares of preferred stock, the rights and preferences of which may be designated by our Board of Directors. If we issue shares of preferred stock, such preferred stock may have rights and preferences that are superior to those of our common stock.

Shares eligible for future sale by our current shareholders may impair our ability to raise capital through the sale of our stock. As of September 30, 2007, we had 63,771,069 shares of common stock issued and outstanding. In addition, we have outstanding 12,256,800 shares of other potentially dilutive securities, which includes 9,000,000 common shares, which may be issued to the former shareholders of BPZ-Texas and two executive officers on an earn-out basis once we are entitled to receive as our proportionate share from gross production from any oil and gas wells owned or operated by us, not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007. We also have an additional 5,914,500 common shares available under our Long-Term Incentive Compensation Plan and Directors Compensation Incentive Plan. The possibility that substantial amounts of shares of our common stock may be sold in the public market may cause prevailing market prices for our common stock to decrease and thus could impair our ability to raise capital through the sale of our equity securities.

We are controlled by our officers, directors and entities affiliated with them. In the aggregate, our management and directors own or control approximately 12.9% of our common stock issued as of September 30, 2007. See “Security Ownership of Certain Beneficial Owners and Management” included in this filing for further details regarding the ownership of our shares. These shareholders, if acting together, will be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions.

The transfer of NFS could result in liability to us because the shares transferred were not registered with the SEC. On September 9, 2004, the day prior to the effective date of the Merger, Navidec assigned all of its pre-merger business operations, assets and liabilities to NFS, and all issued and outstanding shares of NFS were subsequently transferred to the Navidec pre-merger shareholders of record as of September 9, 2004 for no cash consideration. Pursuant to the terms of the Merger Agreement, the transfer and any necessary qualifications or registrations of the NFS shares under applicable securities laws was agreed to be handled by NFS, and we believed, based on information provided by NFS and its advisors, that NFS had undertaken the necessary actions to comply with applicable registration requirements. On July 13, 2006, NFS filed a Registration Statement on Form 10SB with the SEC and an amendment thereto on October 27, 2006. It is our understanding that the Registration Statement has become effective under applicable SEC rules. However, because a registration of the NFS shares was not effective at the time of the transfer of the NFS shares, it might be determined that the distribution of the NFS shares was made without full compliance with applicable registration or qualification requirements under applicable securities laws. As a result, although we took no actions in connection with the transfer, we might incur liability, as a successor to Navidec, by merger, with respect to any damages resulting from such failure to register. If, despite the fact that we did not control the transfer of the NFS shares, regulatory authorities determine that we did not comply with applicable registration requirements with respect to the transfer, fines or other sanctions might be imposed on us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act, which concern our business. Such statements are not guarantees of future performance, and actual results could differ materially from those expressed or implied in such statements as a result of certain factors, including those set forth in “Risk Factors” in this prospectus and any prospectus supplement and those discussed in the documents we have incorporated by reference. In some cases, you can identify forward looking statement by terms such as, “may,” “will,” “should,” “could,” would,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments we expect, believe, intend or anticipate will or may occur in the future, including the following matters, are forward looking statements:

•      our ability to satisfy any foreign governmental requirements affecting the license and other rights we have in oil and gas properties;

•      our ability to obtain sufficient financing to continue initial drilling operations and complete our gas-to-power project;

•      our ability to discover, develop and produce economic quantities of oil and gas on our properties;

•      capital costs of drilling and completing wells;

•      capital costs of building other related production or gathering facilities;

•      the availability of contract operators and drillers;

•      the continued demand for crude oil and natural gas; and

•      the expansion and growth of our operations.

These statements are based on certain assumptions and analyses made by us in light of our experience and our understanding of the industry. Such statements are subject to a number of assumptions including the following:

•      risks and uncertainties, including the risk factors in this prospectus;

•      general economic and business conditions;

•      the business opportunities that may be presented to and pursued by us;

•      changes in laws or regulations, including foreign laws and regulations that may impact us, and other factors, many of which are beyond our control; and

•      ability to obtain financing under favorable conditions.

The cautionary statements contained or referred to in this prospectus should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of common stock under this prospectus. We will not receive any of the proceeds from the sales of common stock by the selling shareholders.

SELLING SECURITY HOLDERS

The following table shows for each selling security holder:

•                  the number of shares of common stock beneficially owned by him or her,

•                  the number of shares of common stock covered by this prospectus, and

•                  the number of shares of common stock to be retained after this offering, if any, assuming the selling security holder sells the maximum number of shares (and percentage of outstanding shares of common stock owned after this offering, if more than 1%).

The selling security holders are not required, and may choose not, to sell any of their shares of common stock.

			Shares of		Shares of
			Common	Shares of	Common
			Stock	Common	Stock
			Beneficially	Stock	Beneficially
			Owned Before	to Be Sold	Owned After
Name of Beneficial Owner			Offering	in Offering	Offering(1)

Rubicon Master Fund	(2)	(43)	62,930	62,930	—
Sandor Capital Master Fund, L.P.	(3)	(44)	157,143	57,143	100,000
Hopewell Capital LLC	(4)	(44)	509,967	509,967	—
JMG Capital Partners, L.P.	(5)	(44)	661,024	661,024	—
JMG Triton Offshore Fund, Ltd.	(6)	(44)	661,025	661,025	—
Columbus Capital Offshore Fund, Ltd.	(7)	(44)	115,300	115,300	—
Columbus Capital Partner, L.P.	(7)	(44)	604,800	604,800	—
Lone Oak Partners L.P.	(8)	(43)	219,933	219,933	—
Forest Hill Select Offshore Ltd.	(8)	(43)	576,424	550,432	25,992
Forest Hill Select Fund, L.P.	(8)	(43)	812,509	812,509	—
H.C. Schmieding Produce Company, Inc.	(9)	(43)	54,987	54,987	—
The Schmieding Foundation, Inc.	(9)	(43)	109,967	109,967	—
Waverly Limited Partnership	(10)	(43)	109,967	109,967	—
Treaty Oak Ironwood	(11)	(44)	304,148	299,731	4,417
Atlas Capital QP	(12)	(43)	3,692	3,692	—
Atlas Capital Master Fund	(12)	(43)	7,664	7,664	—
Treaty Oak Master Fund	(12)	(44)	239,170	235,598	3,572
Marshall Small Cap Growth Fund	(13)	(43)	264,316	264,316	—
Cougar Trading, LLC	(14)	(43)	30,000	30,000	—
Dynamis Energy Fund, Ltd.	(15)	(43)	55,664	55,664	—
Dynamis Energy Fund, LP	(15)	(43)	694,902	694,902	—
Jose Alvarez	(16)	(43)	122,318	86,654	35,664

Spectrum Galaxy Fund, Ltd.	(17)	(41)	12,938	12,938	—
Select Contrarian Value Partners, L.P.	(17)	(44)	525,975	361,014	164,961
GLG North American Opportunity Fund	(18)	(43)	854	854	—
GLG European Long-Short Fund	(18)	(43)	2,562	2,562	—
Radian Group Inc. (nominee name: Ell & Co.)	(19)	(43)	95,978	95,978	—
The Retirement Program Plan for Employees of Union Carbide Corporation (nominee name: Kane & Co.)	(19)	(43)	296,433	296,433	—
British Columbia Investment Management Corporation (nominee name: Hare & Co.)	(19)	(43)	311,651	294,651	17,000
WTC-CIF Emerging Companies Portfolio (nominee name: Finwell & Co.)	(19)	(43)	375,100	375,100	—
The Dow Chemical Employee’s Retirement Fund (nominee name: Kane & Co.)	(19)	(43)	523,273	523,273	—
Oregon Investment Council (nominee name: Westcoast & Co.)	(19)	(43)	777,483	777,483	—
Government of Singapore Investment Corporation Pte Ltd. (nominee name: Ell & Co.)	(19)	(43)	971,933	744,833	227,100
WTC-CTF Emerging Companies Portfolio (nominee name: Landwatch & Co.)	(19)	(43)	1,145,365	1,145,365	—
New York Nurses Association Pension Plan (nominee name: Ell & Co.)	(19)	(40)	172,800	172,800	—
The Robert Wood Johnson Foundation (nominee name: Benchworthy & Co.)	(19)	(40)	378,900	378,900	—
Howard Hughes Medical Institute (nominee name: Mac & Co.)	(19)	(40)	527,100	527,100	—
Public Sector Pension Investment Board (nominee name: Mac & Co.)	(19)	(40)	683,000	611,300	71,700
Talvest Small Cap Cdn. Equity Fund (Nominee name: Mac & Co)	(19)	(41)	10,600	10,600	—
Pension Plan for Management and Professionals of TELUS Corporation (Nominee name: Mac & Co)	(19)	(41)	16,400	16,400	—
Small/Mid Cap Diversified Alpha Fund (Nominee name: Hare & Co)	(19)	(41)	16,800	16,800	—
NZ Funds Global Small Companies Trust (Nominee name: Gerlach & Co)	(19)	(41)	24,800	24,800	—
TALVEST Global Small Cap Fund Nominee name: Mac & Co)	(19)	(41)	26,800	26,800	—
Pension Plan for Management and Professionals of TELUS Corp-Alpha (Nominee name: Mac & Co)	(19)	(41)	34,000	34,000	—
The SEI U.S. Small Companies Fund (Nominee name: SEI U.S. Small Companies Fund C/o BBH & Co.)	(19)	(41)	41,300	41,300	—
Maritime Life Discovery Fund (Nominee name: Mac & Co)	(19)	(41)	42,300	42,300	—
Wellington Management Portfolios (Dublin) - Global Smaller Companies Equity (Nominee name: Squidlake & Co)	(19)	(41)	53,300	53,300	—
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Smaller Companies Portfolio (Nominee name: Finwell & Co)	(19)	(41)	67,400	67,400	—
Stichting Bedrijfstakpensionefonds Voor Het	(19)	(41)	68,200	68,200	—
Goldman Sachs Global Manager Strategies (Nominee name: Hare & Co)	(19)	(41)	70,000	70,000	—
Telstra Super Pty LTD - Super Global Smaller Companies (Nominee name: Hare & Co)	(19)	(41)	82,900	82,900	—
Stichting Bedrijfstakpensioenfonds voor de Media PNO (Nominee name: Mac & Co)	(19)	(41)	87,400	87,400	—

Goldman Sachs J B Were Investment Management Pty Ltd, Commonwealth Global Share Fund (Nominee name: Gerlach & Co)	(19)	(41)	91,500	91,500	—
Australian Retirement Fund (Nominee name: Cudd & Co)	(19)	(41)	97,200	97,200	—
Retail Employees Superannuation Pty Ltd (Nominee name: Cudd & Co)	(19)	(41)	114,000	114,000	—
Seligman Global Fund Series, Inc. - Global Smaller Companies Fund (Nominee name: Cudd & Co)	(19)	(41)	131,600	131,600	—
SEI Institutional Investments Trust, Small/Mid Cap	(19)	(41)	204,000	204,000	—
SEI Institutional Investments Trust, Small Cap Fund (Nominee name: Hare & Co)	(19)	(41)	237,000	237,000	—
Central States Small Companies (Nominee name: Mac & Co)	(19)	(41)	277,400	277,400	—
SEI Institutional Managed Trust, Small Cap Growth	(19)	(41)	286,500	286,500	—
J B Were Global Small Companies Pooled Fund (Nominee name: Hare & Co)	(19)	(41)	418,600	418,600	—
BCS Capital LP	(20)	(42)	11,267	11,267	—
Falcon Fund , Ltd	(21)	(45)	464,600	190,476	274,124
Wagner Resources	(22)	(39)	57,975	57,975	—
Navidec Financial Services, Inc.	(23)	—	1,349,088	1,349,088	—
Phoenix Alliance, Inc.	(24)	—	389,200	389,200	—
Ed Wallick	(25)	—	20,000	20,000	—
Waterton Financial, LLC	(26)	—	8,000	8,000	—
John R. McKowen	(27)	—	475,000	446,200	28,800
Jolee McKowen	(28)	—	629,386	613,981	15,405
Jeff S. Lott	(29)	—	641,243	250,000	391,243
Morgan Keegan & Company, Inc.	(30)	—	250,000	250,000	—
Ralph Armijo	(31)	—	119	119	—
J. Ralph Armijo & Judith L. Armijo	(31)	—	57,780	57,780	—
Michael Lowther	—	(39)	10,541	10,541	—
Catherine C. Wagner	—	(39)	36,893	36,893	—
Lee James Wagner, Jr.	—	(39)	57,975	57,975	—
Lenore M. Grant	—	(39)	57,975	57,975	—
William M. Wagner	—	(39)	168,655	57,975	110,680
Lee James Wagner	—	(39)	563,028	316,228	246,800
Kelly Pleas	—	(40)	25,000	25,000	—
Richard Rasmussen	—	(40)	25,000	25,000	—
Ryan Pleas	—	(40)	28,250	25,000	3,250
Treaty Oak Acorn	(32)	(41)	100,000	100,000	—
Wasatch Micro Cap Value Fund (Nominee name: Carrhae & Co)	(33)	(41)	168,195	168,195	—
Wasatch Small Cap Value Fund (Nominee name: Clear Pond & Co)	(33)	(41)	1,050,853	1,050,853	—
Armstrong Equity Partners, L.P.	(34)	(41)	77,076	77,076	—
Atlas Allocation, L.P.	(35)	(41)	3,315	3,315	—
Petroleum Industry Research Associates, Inc.	(36)	(41)	100,000	100,000	—
Audrey M.T. Jones Trustee for Gallant Trust	(37)	(41)	100,000	100,000	—
Bedrock Capital, L.P.	(38)	(41)	38,095	38,095	—
T2, Ltd.	(38)	(41)	57,143	57,143	—
David W. Berry	—	(41)	7,000	7,000	—
Ruth Ann Harnisch	—	(41)	51,300	51,300	—
Graham R. Smith	—	(41)	57,143	57,143	—
Neal Feagans	—	(41)	57,143	57,143	—
William F. Harnisch	—	(41)	248,700	248,700	—
International Finance Corporation		(46)	6,500,000	6,500,000	—
Total			29,622,133	27,901,425	1,720,708

(1)

Assumes all shares of common stock offered hereby are sold. Based on this assumption, all of the selling security holders listed in the table shall hold less than 1% of the outstanding shares of our common stock after this offering.

(2)

Based upon information provided to the Company by the selling security holder, Messrs. Paul Anthony Brewer, Jeffrey Eugene Brummette, William Francis Callanan, Vilas Gadkari, Robert Michael Greenshields and Horace Joseph Leitch III acting as Partners of Rubicon Fund Management LLP, have shared voting power and investment power over these shares.

(3)

Based upon information provided to the Company by the selling security holder, Mr. John S. Lemak, acting as General Partner, has voting power and investment power over these shares. Mr. Lemak is affiliated with Williams Financial Group, Inc. a registered broker-dealer based in Dallas, Texas, but Williams Financial Group, Inc. is not affiliated with the selling security holder.

(4)	Based upon information provided to the Company by the selling security holder, Mr. Richard Adelaar, acting as Managing Partner, has voting power and investment power over these shares.

(5)	Based upon information provided to the Company by the selling security holder, Mr. Jonathan Glaser, acting as Member Manager, has voting power and investment power over these shares.

(6)

Based upon information provided to the Company by the selling security holder, Messrs. Jonathan Glaser and Roger Richter, acting as Member Manager, have voting power and investment power over these shares.

(7)

Based upon information provided to the Company by the selling security holder, Mr. Matthew D. Ockner acting as Managing Member of Columbus Capital Management, LLC, has voting power and investment power over these shares.

(8)	Based upon information provided to the Company by the selling security holder, Mr. Mark A. Lee acting as President & Manager, has voting power and investment power over these shares.

(9

Based upon information provided to the Company by the selling security holder, Messrs. L.H. Schmieding and Robby Zink, acting CEO and CFO respectively, have shared voting power and investment power over these shares.

(10)	Based upon information provided to the Company by the selling security holder, Mr. Graham R. Smith, acting as Managing General Partner, has voting power and investment power over these shares.

(10)	Based upon information provided to the Company by the selling security holder, Mr. John Myers, acting as Investment Manager, has voting power and investment power over these shares.

(12)

Based upon information provided to the Company by the selling security holder, Mr. John Myers, acting as Investment Manager, and Mr. Robert Alpert, have voting power and investment power over these shares.

(13)

Based upon information provided to the Company by the selling security holder, Mr. Matthew Fahey, acting as Vice President, has voting power and investment power over these shares. Mr. Fahey is affiliated with Marshall & Ilsley Investment Management Company, a registered broker-dealer based in Milwaukee, Wisconsin. Based upon information provided to the Company, such selling security holder acquired its shares in the ordinary course of business and at the time of acquisition did not have any arrangements or understandings with any person to distribute the securities.

(14)	Based upon information provided to the Company by the selling security holder, Mr. Emanuel E. Geduld, acting as Senior Managing Member, has voting power and investment power over these shares.

(15)

Based upon information provided to the Company by the selling security holder Mr. John H. Bocock, Mr. Alexander H. Bocock, Mr. Fredrick S. Bocock, acting as Gerneral Partners, respectively, Mr. George J. Mcvey, acting as CFO and Portfolio Manager, and Gary T. Clark, acting as Portfolio Manager, have voting power and investment power over these shares.

(16)	Mr. Alvarez served as Vice President of Technology for BPZ Energy, Inc. from October 2004 to January 2007. Mr. Alvarez resigned from his position at BPZ Energy effective January 31, 2007.

(17)	Based upon information provided to the Company by the selling security holder, Mr. David W. Berry, acting as Investment Manager, has voting power and investment power over these shares.

(18)

Based upon information provided to the Company by the selling security holder, Mr. Pierre Lagrange, acting as Managing Director of GLG Partners LP, has voting power and investment power over these shares.

(19)

Based upon information provided to the Company by the selling security holder, Wellington Management Company, LLP, (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts. Wellington has voting power and investment power over these shares.

(20)	Based upon information provided to the Company by the selling security holder, Mr. Bradley C. Shoup, acting as President, has voting power and investment power over these shares.

(21)	Based upon information provided to the Company by the selling security holder, Mr. G. Houston Hall, acting as President, has voting power and investment power over these shares.

(22)	Based upon information provided to the Company by the selling security holder, Mr. Lee James Wagner, acting as General Partner, has voting power and investment power over these shares.

(23)

Represents options to purchase 810,000 shares of common stock, exercisable at $2.00 per share, which were obtained from the Company in connection with a Business Consulting Agreement dated July 8, 2004. Based upon information provided to the Company by the selling security holder, Mr. John McKowen has sole voting power and sole investment power over the shares of common stock issuable under these options. NFS was a subsidiary of the Company until the Merger, effective September 10, 2004.

(24)

Represents options to purchase 389,200 shares of common stock, exercisable at $2.00 per share, as compensation under a business consulting agreement with Navidec Financial Services, Inc. Based on information provided to the Company by the selling security holder, Mr. Phillip T. Huss has sole voting and sole investment power over the shares of common stock issuable under these options.

(25)	Represents options to purchase 20,000 shares of common stock, exercisable at $2.00 per share, as compensation under a consulting services arrangement with Navidec Financial services, Inc.

(26)	Represents options to purchase 14,000 shares of common stock, exercisable at $2.00 per share, as compensation under a consulting services arrangement with Navidec Financial Services, Inc.

(27)

Represents options to purchase 446,200 shares of common stock at an exercise price of $1.30 per share in connection with his service as a director and financial consultant to the Company. Initially, 500,000 stock options were granted. On the date of the Merger, 250,000 of such stock options became fully vested. The remaining 250,000 shares vested upon the receipt of additional investment proceeds totaling $6 million, including proceeds from the exercise of outstanding warrants, provided such funding is received by the Company no later than one year following the effective date of the related registration statement, which became effective December 15, 2006. In March 2007, such funding received by the Company exceeded the $6 million target and as a result, the remaining 250,000 share vested. These options will expire ten years from the date of grant. Mr. McKowen served as Chief Executive Officer of Navidec, Inc. prior to and until the Merger with BPZ-Texas effective September 10, 2004, and served as a director of the Company until July 1, 2005. Mr. McKowen did not stand for re-election to the BPZ Board of Directors at the Annual Meeting on July 1, 2005.

(28)

Includes options to purchase 113,981 shares of common stock issued under the Navidec Inc., 2004 Stock Option Plan while Mr. John McKowen was an employee of Navidec, exercisable at $1.80 per share and options to purchase 500,000 shares of common stock at an exercise price of $1.30 per share in connection with Mr. John McKowen’s service as a director and financial consultant to the Company. On the date of the Merger, 250,000 of such stock options became fully vested. Vesting of the remaining 250,000 stock options was contingent upon the receipt of additional investment proceeds totaling $6 million, including proceeds from the exercise of outstanding warrants. In March 2007, such funding received by the Company exceeded the $6 million target and as a result, the remaining 250,000 share vested. All such shares and options have been conveyed to Ms. McKowen pursuant to a qualified domestic relations order against her husband, Mr. John McKowen, from whom she is legally separated.

(29)	Represents common shares as compensation under an agreement enter into by the Company in June 2005, to buy-out Mr. Lott’s 4% net working interest in SMC Ecuador, Inc.’s, Santa Elena Property.

(30)

Represents (i) warrants to purchase 100,000 shares of common stock, exercisable at $3.00 per share, for its services as placement agent in connection with the private placement of 11,466,000 shares of the Company’s common stock consummated in July 2005; and (ii) warrants to purchase 150,000 shares of common stock, exercisable at $3.00 per share, for its financial advisory services in connection with the private placement of 4,482,000 shares of the Company’s common stock in June 2006. Based upon information provided to the Company by the selling security holder, Mr. Charles D. Maxwell, Chief Financial Officer, and Mr. Patrick Cruczek, Chief Administrative Officer, have shared voting power and shared investment power over the shares of common stock issuable under these warrants held by Morgan Keegan & Company, a registered broker-dealer.

(31)	Mr. Armijo served as a director of Navidec, Inc. prior to and until the Merger with BPZ-Texas effective September 10, 2004.

(32)	Based upon information provided to the Company by the selling security holder, Mr. Aaron R. Stanley, acting as Investment Manager, has voting power and investment power over these shares.

(33)

Based upon information provided to the Company by the selling security holder Wasatch Advisors, Inc., as investment advisor for Wasatch Funds, Inc., Mr. Daniel Thurber, acting as Vice President, has voting power and investment power over these shares.

(34)	Based upon information provided to the Company by the selling security holder, Mr. Bradley C. Shoup, acting as CIO, has voting power and investment power over these shares.

(35)	Based upon information provided to the Company by the selling security holder, Mr. Robert Alpert, acting as President, has voting power and investment power over these shares.

(36)	Based upon information provided to the Company by the selling security holder, Mr. Gary Ross, acting as CEO, has voting power and investment power over these shares.

(37)	Based upon information provided to the Company by the selling security holder, Mrs. Audrey M.T. Jones, acting as Trustee, has voting power and investment power over these shares.

(38)	Based upon information provided to the Company by the selling security holder, Mr. Jim Smith, acting as Manager, has voting power and investment power over these shares.

(39)

The selling security holders acquired the shares of common stock to be sold in this offering in a private placement of our shares to accredited investors pursuant to a Stock Purchase Agreement dated March 8, 2006.

(40)

The selling security holders acquired the shares of common stock to be sold in this offering in a private placement of our shares to accredited investors pursuant to a Stock Purchase Agreement dated June 30, 2006.

(41)

The selling security holders acquired the shares of common stock to be sold in this offering in a private placement of our shares to accredited investors pursuant to a Stock Purchase Agreement dated May 14, 2007.

(42)

The selling security holders acquired the shares of common stock to be sold in this offering in a private placement of our shares to accredited investors pursuant to a Stock Purchase Agreement dated March 8, 2006 and June 30, 2006.

(43)

The selling security holders acquired the shares of common stock to be sold in this offering in a private placement of our shares to accredited investors pursuant to Stock Purchase Agreements dated July 19, 2005 and June 30, 2006.

(44)

The selling security holders acquired the shares of common stock to be sold in this offering in a private placement of our shares to accredited investors pursuant to Stock Purchase Agreements dated July 19, 2005, June 30, 2006 and May 14, 2007.

(45)

The selling security holders acquired the shares of common stock to be sold in this offering in a private placement of our shares to accredited investors pursuant to a Stock Purchase Agreement dated March 8, 2006, June 30, 2006 and May 14, 2007.

(46)

Based upon information provided to the Company by the selling security holder, Mr. Rashad Kaldany—Director of the Oil, Gas & Minning Department, Ms. Farida Khambata—Regional Vice President for Latin America and Caribbean and Mr. Lars Thunell—Executive Vice President have sole voting power and Ms. Farida Khambata and Mr. Lars Thunell have sole investment power over the shares of common stock.

PLAN OF DISTRIBUTION

As used in this prospectus, “selling security holder” includes any donees, pledgees, transferees or other successors in interest who will hold the selling security holders’ shares after the date of this prospectus. We are paying the costs, expenses and fees of registering the common stock, but the selling security holders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of the shares of common stock.

The selling security holders may sell, from time to time, any or all of their shares of our common stock on any stock exchange, market or trading facility on which our shares are then traded or in private transactions. A selling security holder may sell his or her shares at prevailing market prices or privately negotiated prices.

The selling security holders may sell some or all of their common stock through:

•                  ordinary brokers’ transactions which may include long or short sales;

•                  transactions involving cross or block trades or otherwise;

•                  purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

•                  market makers or into an existing market for our common stock;

•                  other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•                  transactions in options, swaps or other derivatives; or

•                  any combination of the selling options described in this prospectus, or by any other legally available means.

The selling security holders may enter into hedging transactions with broker-dealers who may engage in short sales of our common stock in the course of hedging the positions they assume. The selling security holders also may enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock. Thereafter, the shares may be resold under this prospectus.

The selling security holders and any broker-dealers involved in the sale or resale of our common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If any selling security holders or any broker-dealer qualifies as an “underwriter,” they will be subject to the prospectus delivery requirements of Section 153 of the Securities Act, which may include delivery through the facilities of the NASD.

In conjunction with sales to or through brokers, dealers or agents, the selling security holders may agree to indemnify them against liabilities arising under the Securities Act. We know of no existing arrangements between the selling security holders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

In addition to selling their shares of common stock under this prospectus, the selling security holders may:

•                  transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or

•                  in some cases, sell their common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

We have advised the selling security holders that during the time each is engaged in a distribution of the shares covered by this prospectus, each is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any shares which are the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of our shares in connection with the distribution of our shares. We have further advised selling security holders who may be “affiliated purchasers” of ours that they must coordinate their sales under this prospectus with each other and us for purposes of Regulation M. All of the foregoing may affect the marketability of the shares offered in this prospectus.

We will amend or supplement this prospectus as required by the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock registered in this offering will be passed upon for the selling security holders by the law firm of Adams and Reese LLP, Houston, Texas.

EXPERTS

Our consolidated balance sheets as of December 31, 2006 and 2005 and the consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2006, and for the period from August 20, 2001 (Inception) through December 31, 2006 incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2006 (filed March 16, 2007) have been audited by Johnson Miller & Co., CPA’s PC, independent registered public accountants, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”). Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC.

The Company files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Securities Act of 1934. Our file number is 001-12697. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at Headquarters Office, 100 F Street, NE, Room 1580, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at www.sec.gov. In addition, the Company maintains a website (www.bpzenergy.com) on which we also make available, free of charge, all of the Company’s above mentioned filings with the SEC, including Forms 3, 4 and 5 filed with respect to our equity securities under Section 16(a) of the Securities Act of 1934. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC (except for those items furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K unless otherwise stated therein):

•                Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 16, 2007, and amended on April 24, 2007.

•                Quarterly Report on Form 10-Q for the period ended March 31, 2007, filed on May 9, 2007.

•                  Quarterly Report on Form 10-Q for the period ended June 30, 2007, filed on August 9, 2007.

•                  Quarterly Report on Form 10-Q for the period ended September 30, 2007, filed on November 8, 2007.

•                The following Current Reports on Form 8-K filed by us with the SEC since December 31, 2006:

(1)               Current Report on Form 8-K filed on January 19, 2007;

(2)               Current Report on Form 8-K filed on May 9, 2007;

(3)               Current Report on Form 8-K filed on May 31, 2007;

(4)               Current Report on Form 8-K filed on August 24, 2007; and

(5)               Current Report on Form 8-K filed on October 16, 2007.

•                The description of our common stock contained in our Registration Statement on Form 8-A as originally filed with the SEC on January 10, 2007, as amended by our Form 8-K filed with the SEC on October 16, 2007, and any amendment or report that may be filed from time to time for the purpose of updating, changing or modifying the description of our common stock.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus, unless otherwise indicated on such Form 8-K.

You may obtain copies of this prospectus or any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing Corporate Secretary, BPZ Resources, Inc., 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079, or calling (281) 556-6200.

BPZ RESOURCES, INC.

29,622,133 Shares of Common Stock

PROSPECTUS

              , 2007

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

Until                           , 2007 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be requested to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the shares of common stock being offered hereby, other than underwriting discounts and commissions, will be borne entirely by us and not the selling security holders. Such expenses are estimated to be as follows:

Item	Amount
SEC Registration Fee	$17,033
Transfer Agent Fee	—
Legal Fees	15,000
Printing and Engraving Fee	5,000
Accounting Fees	5,000
Total	$42,033

Item 15. Indemnification of Directors and Officers.

Under the provisions of Chapter 8 of the Texas Business Organizations Code and the Company’s Certificate of Formation, the Company may indemnify its directors, officers, employees and agents and maintain liability insurance for those persons. Section 8.101 of the Texas Business Organizations Code provides that a corporation may indemnify a governing person, or delegate, who was, is or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, a penalty, a fine, and an excise or similar tax, and no indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Under Texas law, indemnification by the corporation is mandatory if the person is wholly successful on the merits or otherwise, in the defense of the proceeding.

The Company’s Certificate of Formation obligates the Company to indemnify its directors and officers to the fullest extent permitted under Texas law. Additionally, the Company’s Certificate of Formation and Bylaws grant it the authority to the maximum extent permitted by Texas law to purchase and maintain insurance providing such indemnification.

Item 16. Exhibits.

No.	Description	Incorporated by Reference to a Previous SEC Filing by the Company (or Filed herewith)
2.1	Plan of Conversion for BPZ Energy, Inc.	Exhibit 2.1 to Form 8-K filed on August 24, 2007
3.1	Certificate of Formation of BPZ Resources, Inc.	Exhibit 3.1 to Form 8-K filed on August 24, 2007
3.2	Bylaws of BPZ Resources, Inc.	Exhibit 3.2 to Form 8-K filed on August 24, 2007
4.1	Form of Certificate of Common Stock of BPZ Resources, Inc.	Exhibit 4.1 to Form 10-Q filed on November 8, 2007
4.2	BPZ Energy, Inc. 2005 Long-Term Incentive Compensation Plan	Exhibit 4.1 to the Company’s Form S-8 filed on July 5, 2005 (SEC File No. 333- 126388).
4.3	BPZ Resources, Inc. 2007 Long-Term Incentive Compensation Plan	Exhibit 10.1 to Form 8-K filed on August 24, 2007
4.4	BPZ Resources, Inc. 2007 Directors' Compensation Incentive Plan	Exhibit 10.2 to Form 8-K filed on August 24, 2007
5.1	Opinion on Legality	Filed herewith
2.1	Merger Agreement between Navidec, Inc. and BPZ Energy, Inc. dated July 8, 2004	Exhibit 10.1 to Form 8-K filed on July 13, 2004
10.2	Closing Agreement between Navidec, Inc. and BPZ Energy, Inc. dated September 8, 2004	Exhibit 10.1 to Form 8-K filed on September 14, 2004
10.3	License Contract from the Government of Peru for Block Z-1 dated November 30, 2001	Exhibit 10.5 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
10.4	Amendment to License Contract from the Government of Peru for Block Z-1 dated February 3, 2005	Exhibit 10.5 to Form 10-KSB for the Year Ended December 31, 2004
10.5	License Contract from the Government of Peru for Block XIX dated December 12, 2003	Exhibit 10.6 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
10.6	Technical Evaluation Agreement from the Government of Peru for Area VI dated December 12, 2003	Exhibit 10.7 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
10.7	Stock Purchase Agreement dated July 19, 2005	Exhibit 10.1 to Form 8-K filed on July 22, 2005
10.8	Stock Purchase Agreement dated March 8, 2006	Exhibit 10.1 to Form 8-K filed on March 14, 2006
10.9	Stock Purchase Agreement dated June 30, 2006	Exhibit 10.1 to Form 8-K filed on July 6, 2006
10.10	Subscription Agreement dated December 18, 2006	Exhibit 10.1 to Form 8-K filed on December 22, 2006
14.1	Code of Ethics for Executive Officers	Exhibit 14.1 to Form 10-KSB/A filed on September 26, 2006
21.1	Subsidiaries of the Issuer	Exhibit 21.1 to Form 10-K filed on March 16, 2007
23.1	Consent of Accountant	Filed Herewith
23.2	Consent of Attorney	Included in Exhibit 5.1
24.1	Power of Attorney	Included on the Signature Page hereto

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.     To include any prospectus required by section 10(a)(3) of the Securities Act;

b.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.     That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on November 16, 2007.

BPZ Resources, Inc.

By:	/s/ Manuel Pablo Zúñiga-Pflücker
Manuel Pablo Zúñiga-Pflücker
President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

/s/ MANUEL PABLO ZÚÑIGA-PFLÜCKER		/s/ EDWARD G. CAMINOS
Manuel Pablo Zúñiga-Pflücker		Edward G. Caminos
President, Chief Executive Officer and Director		Chief Financial Officer
November 16, 2007		(Principal Accounting and Financial Officer)
November 16, 2007

*		*
Dr. Fernando Zúñiga y Rivero		Gordon Gray
Director and Chairman of the Board		Director
November 16, 2007		November 16, 2007

*		*
E. Barger Miller III		John J. Lendrum, III
Director		Director
November 16, 2007		November 16, 2007

*By:	/s/ Manuel Pablo Zúñiga-Pflücker	*
Manuel Pablo Zúñiga-Pflücker		Dennis G. Strauch
Attorney-in-fact		Director
November 16, 2007		November 16, 2007

INDEX TO EXHIBITS

No.	Description	Incorporated by Reference to a Previous SEC Filing by the Company (or Filed herewith)
2.1	Plan of Conversion for BPZ Energy, Inc.	Exhibit 2.1 to Form 8-K filed on August 24, 2007
3.1	Certificate of Formation of BPZ Resources, Inc.	Exhibit 3.1 to Form 8-K filed on August 24, 2007
3.2	Bylaws of BPZ Resources, Inc.	Exhibit 3.2 to Form 8-K filed on August 24, 2007
4.1	Form of Certificate of Common Stock of BPZ Resources, Inc.	Exhibit 4.1 to Form 10-Q filed on November 8, 2007
4.2	BPZ Energy, Inc. 2005 Long-Term Incentive Compensation Plan.	Exhibit 4.1 to the Company’s Form S-8 filed on July 5, 2005 (SEC File No. 333- 126388).
4.3	BPZ Resources, Inc. 2007 Long-Term Incentive Compensation Plan	Exhibit 10.1 to Form 8-K filed on August 24, 2007
4.4	BPZ Resources, Inc. 2007 Directors' Compensation Incentive Plan	Exhibit 10.2 to Form 8-K filed on August 24, 2007
5.1	Opinion on Legality	Filed herewith
2.1	Merger Agreement between Navidec, Inc. and BPZ Energy, Inc. dated July 8, 2004	Exhibit 10.1 to Form 8-K filed on July 13, 2004
10.2	Closing Agreement between Navidec, Inc. and BPZ Energy, Inc. dated September 8, 2004	Exhibit 10.1 to Form 8-K filed on September 14, 2004
10.3	License Contract from the Government of Peru for Block Z-1 dated November 30, 2001	Exhibit 10.5 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
10.4	Amendment to License Contract from the Government of Peru for Block Z-1 dated February 3, 2005	Exhibit 10.5 to Form 10-KSB for the Year Ended December 31, 2004
10.5	License Contract from the Government of Peru for Block XIX dated December 12, 2003	Exhibit 10.6 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
10.6	Technical Evaluation Agreement from the Government of Peru for Area VI dated December 12, 2003	Exhibit 10.7 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
10.7	Stock Purchase Agreement dated July 19, 2005	Exhibit 10.1 to Form 8-K filed on July 22, 2005
10.8	Stock Purchase Agreement dated March 8, 2006	Exhibit 10.1 to Form 8-K filed on March 14, 2006
10.9	Stock Purchase Agreement dated June 30, 2006	Exhibit 10.1 to Form 8-K filed on July 6, 2006
10.10	Subscription Agreement dated December 18, 2006	Exhibit 10.1 to Form 8-K filed on December 22, 2006
14.1	Code of Ethics for Executive Officers	Exhibit 14.1 to Form 10-KSB/A filed on September 26, 2006
21.1	Subsidiaries of the Issuer	Exhibit 21.1 to Form 10-K filed on March 16, 2007
23.1	Consent of Accountant	Filed Herewith
23.2	Consent of Attorney	Included in Exhibit 5.1
24.1	Power of Attorney	Included on the Signature Page hereto